Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2010 (which report expresses an unqualified opinion and includes explanatory paragraphs related to (1) uncertainties resulting from the consequences of the bankruptcy proceedings, and (2) the order by the Bankruptcy Court confirming the plan of reorganization effective at the close of business on February 26, 2010), relating to the financial statements of Accuride Corporation (Debtor-in-Possession), appearing in the Annual Report on Form 10-K of Accuride Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

August 3, 2010